Exhibit 10.11.1

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (“Agreement”) is made this 29th day of December, 2003, by and between TA/WESTERN, LLC, a Delaware limited liability company (“Landlord”) and VISUAL NETWORKS, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated April 7, 2000 (the “Lease”), pursuant to which Tenant leased that certain premises in the building located at 2096 Gaither Road, Rockville, Maryland 20850 (the “Building”), said premises containing approximately Twenty-One Thousand Three Hundred Thirty-Three (21,333) rentable square feet of space located on the first floor of the Building and designated as Suite 100 (the “Premises”);

WHEREAS, Landlord and Tenant desire to amend the Lease to provide for an early termination of the Lease solely on the following terms and conditions.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to the following:

8. Recitals. The recitals set forth above are incorporated herein by this reference with the same force and effect as if fully set forth hereinafter.

9. Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Lease.

10. Early Termination Date. Notwithstanding anything to the contrary contained in the Lease, and provided that Tenant is not in default under the Lease on the Early Termination Date, as defined below, Landlord and Tenant hereby agree that, subject to (i) the applicable provisions of the Lease, which by their terms specifically survive the expiration or earlier termination of the Lease and (ii) the provisions of Paragraph 4 below, the Lease shall terminate as of December 31, 2005 (the “Early Termination Date”), and neither Landlord nor Tenant shall have any further liability under the Lease from and after the Early Termination Date.

11. Surrender. On or before the Early Termination Date, Tenant shall surrender the Premises to Landlord in the same condition as received, ordinary wear and tear excepted, clean and free of debris and Tenant’s personal property.

12. Representations. Tenant hereby represents and warrants to Landlord that Tenant (i) is not in default of any of its obligations under the Lease and that such Lease is valid, binding and enforceable in accordance with its terms, (ii) has full power and authority to execute and perform this Agreement, and (iii) has taken all action necessary to authorize the execution and performance of this Agreement.

13. Counterpart Copies. This Agreement may be executed in two or more counterpart copies, each of which shall be deemed to be an original and all of which counterparts shall have the same force and effect as if the parties hereto had executed a single copy of this Agreement.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the day and year first above written.

LANDLORD:

TA/WESTERN, LLC,

a Delaware limited liability company

By:	Realty Associates Advisors LLC, a Delaware limited liability company, manager

By:	Realty Associates Advisors Trust, a Massachusetts business trust, sole member

By:	/s/ Henry G. Brauer

Director of Asset Management

TENANT:

VISUAL NETWORKS, INC., a Delaware corporation

By:	/s/ Richard H. Deily

Its:	Vice President, Risk Management